Exhibit 99.1

FAIRWAY GROUP HOLDINGS CORP. REPORTS SECOND QUARTER RESULTS

•      Net sales increased 14.1% in the second quarter to $183.2 million

•      Same store sales increased 1.0%

•      Gross profit margin increased 10 basis points

•      Adjusted EBITDA increased 4.7% to $10.6 million

•      New store in Nanuet, New York opened on October 10th with strong traffic and sales levels; total store investment costs below budget

•      Leases signed for three new locations, two of which are expected to open next year; recently signed letter of intent for New York City location

NEW YORK — November 7, 2013 — Fairway Group Holdings Corp. (“Fairway”) (NASDAQ: FWM), the parent company of Fairway Market, today announced financial results for its fiscal 2014 second quarter ended September 29, 2013.

“Our business continued to perform well in the quarter, which was highlighted by same store sales growth, gross margin expansion, 10% store contribution growth, increased private label penetration and the continued development of our central production center and new store pipeline,” said Charles Santoro, Fairway’s Executive Chairman.  “These operational benefits were partially offset by increased insurance expenses, inclusive of the incremental costs associated with the impacts of Hurricane Sandy, an increase in public company costs and the continued investment in Central Services to accommodate our growth plans.  We also continue to be very excited about Fairway’s growth prospects from both the newly opened and announced locations as well as a number of other locations at various stages of development.”

Chief Executive Officer Herb Ruetsch added, “We continued to make progress on our gross margin initiatives and have seen year over year growth in our private label penetration.  We are excited about the successful opening of our newest stores in the Chelsea neighborhood of Manhattan and Nanuet, New York and are also looking forward to our fiscal 2015 pipeline which includes a store in Lake Grove, Long Island and a store in the lower Manhattan neighborhood of TriBeCa. “

Fairway Market Expands Footprint into Rockland County, NY

The Company opened its 14th location on October 10, 2013 in Nanuet, New York.  The store opened ahead of schedule and the total investment came in below budget from both a capital expenditure and pre-opening expense perspective. The Nanuet store, which is one of the largest Fairway locations in terms of retail square footage, has approximately 45,000 square feet of selling space and is located at the entrance to The Shops at Nanuet, a 750,000 square foot open-air shopping center developed by the Simon Property Group, one of the nation’s leading real estate developers.  The state-of-the-art complex contains a collection of many other specialty retailers including Apple, Coach, and J. Crew, among others, as well as a Regal Movie Theater and a 24 Hour Fitness.

Fairway Opens in the Chelsea Neighborhood of Manhattan

The Chelsea store, which opened at the end of July, has generated above average sales per square foot and despite being the smallest store in the chain, it is one of the leaders in terms of customer transactions.   The store took immediate market share in a highly competitive neighborhood of Manhattan with three competitors located within a five block radius.

Gross Margin Expansion Initiatives Progressing

The Company continues to remain focused on expanding its private label penetration and is set to introduce a selection of specialty, organic and conventional Fairway branded products over the next several months with launches this fall including imported grains, authentic Italian gnocchi and truffle infused olive oils.   During the second quarter, the Company also rolled out several new private label products, including its new organic coffee one-cups and a hazelnut spread imported directly from Italy.   Private label penetration has increased approximately 30 basis points over the second quarter of the prior year.

Progress on the new production facility remains on track and the Company recently expanded the executive team with the appointment of the Vice President of Quality Assurance & Compliance for the Production Center.   The Company expects to begin phasing in select product lines in early calendar 2014, beginning with produce cross-docking and followed by select bakery and commissary products.   The new facility will have the capacity to support approximately 30 stores in the NY metropolitan area.

Real Estate Pipeline Continues to Develop

During the second quarter, the Company announced three new signed leases.  The Lake Grove store, expected to open in the spring of 2014, will be Fairway’s third on Long Island and is located in a premier retail corridor of Suffolk County. The second store, which is expected to open in the fall of 2014, will be the first Fairway in lower Manhattan and will be located in the neighborhood of TriBeCa.  The 45,000 square foot store will be located in a heavily populated residential area which will serve customers in TriBeCa as well as Battery Park City.  The third store will be located in the new Hudson Yards development in west midtown Manhattan and is expected to open in the spring of 2015.

Operating Results for the Second Quarter of Fiscal 2014

For the second quarter of fiscal 2014, net sales increased $22.7 million, or 14.1%, to $183.2 million from $160.5 million in the second quarter of fiscal 2013.  Net sales growth in the quarter was driven primarily by new stores opened subsequent to July 1, 2012 which contributed approximately 94% of the total sales growth, with the balance coming from an increase in same store sales of 1.0%.  Management estimates that same store sales were negatively impacted by approximately 100 basis points due to the holiday overlap of Labor Day and Rosh Hashanah as well as a one week delay in school openings this year.  Same store sales growth in the quarter was driven by an increase in average transaction size which grew 1.6% partially offset by a decrease in comparable transactions of 0.6%.

Adjusted EBITDA increased 4.7% to $10.6 million in the second quarter of fiscal 2014 from $10.1 million in the second quarter of fiscal 2013.  The increase was primarily due to the contribution from new stores and an improvement in gross margin.  Adjusted EBITDA was adversely affected by an increase in insurance costs of approximately $0.5 million and an increase in public company costs of approximately $0.4 million.  The Adjusted EBITDA margin was 5.8% in the quarter compared to 6.3% in the same period of the prior year.   The decrease in the Adjusted EBITDA margin was primarily due to higher operating expenses, as a percentage of sales, at the three new stores opened subsequent to July 1, 2012, which is typical for new locations during the first few quarters of operations, an increase in public company expenses, an increase in insurance expenses and the cycling of the opening period for both the Woodland Park, NJ store and the Westbury, Long Island store which had the benefit of above average volumes and margins during the second quarter of fiscal 2013.  See the discussion under “Supplemental Non-GAAP Financial Disclosure” below for an explanation of Adjusted EBITDA.

The following table sets forth a reconciliation to Adjusted EBITDA from Net Loss:

EBITDA Reconciliation ($ in millions, % of net sales)

Quarter Ended:	September 30, 2012		September 29, 2013

Net Loss	$(7.8)	(4.9)%	$(12.2)	(6.7)%

(+) Transaction expenses	2.8	1.7%	—	0.0%
(+) Transaction bonuses	1.0	0.6%	—	0.0%
(+) Management fees	0.7	0.4%	—	0.0%
(+) Non-recurring expenses	1.3	0.8%	1.4	0.8%
(+) Interest expense, net	5.8	3.6%	5.0	2.7%
(+) Income tax (benefit) expense	(5.9)	(3.7)%	0.8	0.4%
(+) Store depreciation & amortization	4.5	2.8%	5.5	3.0%
(+) Corporate depreciation & amortization	1.1	0.7%	1.1	0.6%
(+) Equity compensation charge	0.0	0.0%	2.8	1.5%
(+) Store opening costs	5.5	3.4%	3.9	2.1%
(+) Production center start-up costs	—	0.0%	1.3	0.7%
(+) Pre-opening advertising	1.1	0.7%	1.0	0.6%
Adjusted EBITDA	$10.1	6.3%	$10.6	5.8%

Other Operating Items

Gross profit in the second quarter increased $7.5 million, or 14.4%, to $59.4 million from $51.9 million and the gross margin improved to 32.4% from 32.3% in the prior year.  The increase in the gross margin was primarily due to an increase in the merchandise margin partially offset by higher occupancy costs, as a percentage of sales, at our new locations and an increase in rent at one of our existing locations due to the expansion of the leased space.

General and administrative expenses in the quarter decreased $0.7 million to $15.1 million from $15.8 million in the second quarter of the prior year, primarily due to a decrease in fees and expenses related to the refinancing of our credit facility in the second quarter of fiscal 2013 and in management fees, partially offset by an increase in equity compensation charges and public company costs of $2.8 million and $0.4 million, respectively.

Central Services, a component of general and administrative expenses that directly relates to the operations of our business, increased approximately $1.0 million, or 13.5%, in the second quarter of fiscal 2014 to $8.8 million from $7.8 million in the second quarter of the prior year.  The increase is primarily due to an increase in public company costs of approximately $0.4 million and the continued investments in management, information technology systems, infrastructure, marketing and compliance to support the continued execution of our growth.  Central Services, as a percentage of sales remained flat for the quarter at 4.8% and excluding public company costs, declined 30 basis points to 4.5%.

The following table sets forth a reconciliation to Central Services from General and Administrative expenses:

Central Services Reconciliation ($ in millions, % of net sales)

Quarter Ended:	September 30, 2012		September 29, 2013

General & Administrative	$15.8	9.8%	$15.1	8.2%

(-) Transaction expenses	2.8	1.7%	—	0.0%
(-) Transaction bonuses	1.0	0.6%	—	0.0%
(-) Management fees	0.7	0.4%	—	0.0%
(-) Non-recurring expenses	1.3	0.8%	1.4	0.8%
(-) Corporate depreciation & amortization	1.1	0.7%	1.1	0.6%
(-) Equity compensation charge	0.0	0.0%	2.8	1.5%
(-) Pre-opening advertising	1.1	0.7%	1.0	0.6%
Central Services	$7.8	4.8%	$8.8	4.8%

Store-opening costs in the second quarter included approximately $1.9 million for our Chelsea location which opened in July 2013 and $2.0 million for the Nanuet, New York location which opened in October 2013.  Total store opening costs decreased to $3.9 million from $5.5 million in the second quarter of the prior year.  In addition, the Company incurred $1.3 million of start-up costs for the new production center.  Approximately $1.4 million and $0.7 million of store opening and production center start-up costs in the second quarter of fiscal 2014 and in the second quarter of fiscal 2013, respectively, were non-cash charges primarily due to deferred rent.

The net loss in the second quarter was $12.2 million, compared to a net loss of $7.8 million in the second quarter of fiscal 2013.  The Company recorded an income tax provision of $0.8 million in the second quarter of fiscal 2014 compared to a benefit of $5.9 million in the prior year’s second quarter.  This $6.7 million change in provision is primarily related to the fact that during the second quarter of fiscal 2014, the Company did not record any income tax benefit related to the operating losses and recognized income tax expense related to indefinite-lived intangible assets while in the second quarter of fiscal 2013 the Company recorded the income tax benefit of the operating losses

The adjusted net loss in the quarter was $6.0 million, a decrease of $1.3 million from the adjusted net loss of $7.3 million in the second quarter of the prior year.  See the discussion under “Supplemental Non-GAAP Disclosure” below for an explanation of adjusted net loss.

The following table sets forth a reconciliation to Adjusted Net Loss from Net Loss:

Net Loss Reconciliation ($ in millions, % of net sales)

Quarter Ended:	September 30, 2012		September 29, 2013

Net Loss	$(7.8)	(4.9)%	$(12.2)	(6.7)%

(+) Transaction expenses	2.8	1.7%	—	0.0%
(+) Transaction bonuses	1.0	0.6%	—	0.0%
(+) Management fees	0.7	0.4%	—	0.0%
(+) Non-recurring expenses	1.3	0.8%	1.4	0.8%
(+) Non-cash interest	0.6	0.4%	1.3	0.7%
(+) Equity compensation charge	0.0	0.0%	2.8	1.5%
(+) Income tax (benefit) expense	(5.9)	(3.7)%	0.8	0.4%
Adjusted Net Loss	$(7.3)	(4.6)%	$(6.0)	(3.3)%

Other Items

•                  The Company ended the quarter with approximately $77 million of liquidity, which included $59 million of cash and cash equivalents and $18 million in borrowing capacity under the senior credit facility.

•                  The Company incurred a non-cash tax charge of $0.8 million in the quarter compared to a tax benefit of $5.9 million in the second quarter of fiscal 2013.  The non-cash tax charge for the full 2014 fiscal year is projected to be approximately $3.5 million.

Supplemental Non-GAAP Disclosure

This press release presents Adjusted EBITDA, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Adjusted EBITDA is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting the business than GAAP measures can provide alone. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization expense, store opening costs, production center start-up costs, transaction expenses, non-recurring expenses, equity compensation expenses, pre-opening advertising costs and management fees.

This press release presents Central Services, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that Central Services is a useful performance measure and is used to facilitate an evaluation of infrastructure investments without distortions that may result from general and administrative expenses that do not directly relate to the operations of the business.  The Company defines Central Services as general and administrative expenses less: depreciation and amortization related to general and administrative activities, management fees, transaction expenses, pre-opening advertising costs, equity compensation and non-recurring items.

This press release presents adjusted net loss, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations.  The Company believes that adjusted net loss is a useful performance measure and is used to facilitate a comparison of operating performance on a consistent basis from period-to-period without distortions that may result from one-time items and non-cash charges. The Company defines adjusted net loss as net loss plus any transaction expenses, non-recurring expenses, expenses that will not continue after the IPO and any other non-cash charges which may distort period comparisons.

Conference Call Information

Fairway will host a conference call today, November 7, 2013 at 8:30am. ET. The call, which will be hosted by Charles Santoro, Executive Chairman; Herb Ruetsch, Chief Executive Officer; and Edward Arditte, Executive Vice President and Chief Financial Officer, will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.fairwaymarket.com. The webcast will also be archived online for a short period thereafter.  In addition, listeners may dial (877) 353-0039 to access the live call.  A telephonic playback will be available after the call through Thursday, November 21, 2013. Participants can dial (855) 859-2056 to hear the playback and enter the conference passcode 79705303.

About Fairway Market

Fairway Market is a high-growth food retailer offering customers a differentiated one-stop shopping experience “Like No Other Market”.  Fairway has established itself as a leading food retailing destination in the Greater New York City metropolitan area, with stores that emphasize an extensive selection of fresh, natural and organic products, prepared foods and hard-to-find specialty and gourmet offerings, along with a full assortment of conventional groceries.  Fairway is headquartered in New York, New York.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Fairway’s actual results in current or future periods to differ materially from forecasted results. Food retail is a large and highly competitive industry, and Fairway’s business involves many risks and uncertainties, including, but not limited to: our ability to open new stores on a timely basis or at all; our ability to achieve sustained sales and profitable operating margins at new and existing stores; the availability of financing to pursue our new store openings on satisfactory terms or at all; our ability to compete effectively with other retailers; our ability to maintain price competitiveness; the geographic concentration of our stores; our ability to maintain or improve our operating margins; our history of net losses; ordering errors or product supply disruptions in the delivery of perishable products; restrictions on our use of the Fairway name other than on the East Coast and in California and certain parts of Michigan and Ohio; our ability to retain and attract senior management, key employees and qualified store-level employees; rising costs of providing employee benefits, including increased healthcare costs and pension contributions due to unfunded pension liabilities; our ability to satisfy our ongoing capital needs and unanticipated cash requirements; and other risk factors detailed in our filings with the Securities and Exchange Commission (“SEC”), and available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact

Fairway Group Holdings Corp.

Nicholas Gutierrez

Manager of Finance & Investor Relations

(646) 616-8103

nicholas.gutierrez@fairwaymarket.com

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2013	September 29, 2013
		(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$21,723	$58,802
Accounts receivable, net	2,553	5,200
Merchandise inventories	24,759	25,601
Insurance claims receivable	5,184	1,300
Income tax receivable	817	661
Prepaid rent	3,146	3,562
Deferred financing fees	1,580	1,743
Prepaid expenses and other	5,604	4,187
Deferred income taxes	915	443
Total current assets	66,281	101,499
PROPERTY AND EQUIPMENT, NET	126,958	140,767
GOODWILL	95,412	95,412
INTANGIBLE ASSETS, NET	25,729	25,582
DEFERRED INCOME TAXES	3,781	1,162
OTHER ASSETS	20,340	19,311
Total assets	$338,501	$383,733
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$2,750	$2,750
Accounts payable	39,399	39,951
Accrued expenses and other	18,360	15,440
Total current liabilities	60,509	58,141
NONCURRENT LIABILITIES
Long-term debt, net of current maturities	256,563	253,423
Other long-term liabilities	22,629	26,712
Total liabilities	339,701	338,276
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK
Series A Preferred Stock, $0.001 par value per share, 52,982 shares authorized at March 31, 2013 and 0 shares authorized at September 29, 2013 and 43,058 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at September 29, 2013 (inclusive of cumulative deemed dividends of $28,353 and $0 at March 31, 2013 and September 29, 2013, respectively)	84,328	—
Series B Preferred Stock, $0.001 par value per share, 64,018 shares authorized at March 31, 2013 and 0 shares authorized at September 29, 2013 and 64,016.98 shares issued and outstanding at March 31, 2013 and 0 shares issued and outstanding at September 29, 2013 (inclusive of cumulative deemed dividends of $85,899 and $0 at March 31, 2013 and September 29, 2013, respectively)	149,916	—
Total redeemable preferred stock	234,244	—
STOCKHOLDERS’ (DEFICIT) EQUITY
Class A common stock, $0.00001 par value per share, 150,000,000 shares authorized, 12,506,885 and 26,043,479 shares issued at March 31, 2013 and September 29, 2013, respectively	—	—
Class B common stock, $0.001 par value per share, 31,000,000 shares authorized, 0 shares and 15,470,720 shares issued and outstanding at March 31, 2013 and September 29, 2013, respectively	—	15
Treasury stock at cost, 136,485 shares and 132,858 shares at March 31, 2013 and September 29, 2013, respectively	(1,500)	(1,460)
Additional paid-in capital	—	365,146
Accumulated deficit	(233,944)	(318,244)
Total stockholders’ (deficit) equity	(235,444)	45,457
Total liabilities, redeemable preferred stock and stockholders’ (deficit) equity	$338,501	$383,733

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 30, 2012	September 29, 2013	September 30, 2012	September 29, 2013

Net sales	$160,510	$183,215	$315,193	$369,993

Cost of sales and occupancy costs (exclusive of depreciation and amortization)	108,631	123,845	212,627	249,223

Gross profit	51,879	59,370	102,566	120,770

Direct store expenses	38,504	45,470	72,988	89,602

General and administrative expenses	15,773	15,067	28,194	49,009

Store opening costs	5,530	3,911	11,304	6,897

Production center start-up costs	—	1,343	—	1,841

Loss from operations	(7,928)	(6,421)	(9,920)	(26,579)

Interest expense, net	(5,785)	(4,999)	(10,369)	(10,384)

Loss before income taxes	(13,713)	(11,420)	(20,289)	(36,963)

Income tax benefit (provision)	5,886	(804)	8,581	(3,207)

Net loss	(7,827)	(12,224)	(11,708)	(40,170)

Preferred stock dividends	8,064	—	14,746	44,130

Net loss attributable to common stockholders	$(15,891)	$(12,224)	$(26,454)	$(84,300)

Basic and diluted loss per common share	$(1.29)	$(0.30)	$(2.15)	$(2.23)

Weighted average common shares outstanding	12,331,157	41,248,805	12,320,567	37,723,426

FAIRWAY GROUP HOLDINGS CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	September 30, 2012	September 29, 2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,708)	$(40,170)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Deferred income taxes	(8,677)	3,091
Deferred rent	4,411	3,979
Depreciation and amortization of property and equipment	9,830	12,656
Amortization of intangibles	141	147
Amortization of discount on term loans and subordinated notes	409	1,606
Amortization of deferred financing fees	624	860
Amortization of prepaid rent	159	159
Non-cash stock compensation expense	28	4,824
Changes in operating assets and liabilities
Accounts receivable	(1,211)	(2,647)
Merchandise inventories	(3,005)	(842)
Insurance claims receivable	—	3,884
Prepaid expense and other	(3,266)	994
Other assets	(2,132)	507
Accounts payable	7,010	552
Accrued expenses and other	1,902	(2,925)
Other long-term liabilities	203	109
Net cash used in operating activities	(5,282)	(13,216)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(31,363)	(26,465)
Net cash used in investing activities	(31,363)	(26,465)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt, net	256,225	—
Payments on long-term debt	(208,125)	(1,375)
Proceeds from common shares issued in initial public offering, net of issuance costs	—	158,821
Cash dividends paid on preferred stock	—	(76,818)
Issuance costs from debt re-pricing	—	(3,868)
Net cash provided by financing activities	48,100	76,760
Net increase in cash and cash equivalents	11,455	37,079
Cash and cash equivalents — beginning of period	30,172	21,723
Cash and cash equivalents — end of period	$41,627	$58,802
Cash paid during the period for
Interest	$7,140	$7,722
Income taxes	$135	$2